Press Release #201411	FOR IMMEDIATE RELEASE	February 27, 2014

Enertopia Updates Status of MMJ LOI for 55,000 Square foot facility

VANCOUVER, BC – February 27, 2014 - Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces that the Company’s Letter Of Intent (LOI) with a private company currently producing, cultivating, Medical Marihuana in Canada under the current Health Canada Medical Marihuana Access Program (MMAP) is nearing the signing of the Definitive Agreement which is expected shortly.

There are approximately 6,000 square feet of current production space and the existing building has multiple rooms for the ultimate expansion to 55,000 square feet of production space.

The World of Marihuana Productions facility is awaiting the Health Canada site visit inspection at this time.

The company is also pleased to advise that it has been added to the Marijuana Index. The index's website http://marijuanaindex.org/ states: "The Marijuana Index is the first and only registered equity tracking index which monitors the performance, news and general pulse of qualified marijuana stocks or cannabis stocks. Weighted by market capitalization (as determined by common shares outstanding multiplied by last trade price), the index provides existing or prospective investors with a narrow and centralized view of these pioneering securities which are positioned in a multibillion dollar growth industry."

“It is Enertopia’s business model to operate in locations where it can attain the status of low cost producer while at the same time being respected as producing the highest quality of medical grade marihuana.” Stated President / CEO Robert McAllister.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release